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Exhibit (a)(1)(O)

ADC Confidential - For Internal Purposes Only

        This message is going out to all Managers and Leaders at ADC. You may receive duplicates of this message because your name may be on multiple distribution lists.

        The election period for the ADC Stock Option Exchange program is open as of today and is currently scheduled to remain open until June 27, 2003. Eligible employees will be receiving complete details about the program along with instructions on what they need to do if they choose to participate. As a leader at ADC, it is important for you to understand your role in what you can and cannot do with regard to providing advice to employees on this Program.

What Should You Do?

        As a manager, you are encouraged to make your eligible employees aware of the program and you should refer eligible employees to a number of resources available to them throughout the election period so their decision is an informed one. It is important that eligible employees have the opportunity to make an informed and educated decision on their own behalf.

        Support resources for the Stock Option Exchange Program include:

  Online library on Broadway/You@ADC/My Money available 24-hours a day, 7-days a week. The site includes:

    STOCK OPTION EXCHANGE PROGRAM ONLINE LIBRARY

      •
      Offer to Exchange (English, Spanish, French, Hebrew, Simplified Chinese)

      •
      Link to UBS PaineWebber Web Site

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      UBS PaineWebber PIN Change Form

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      Australian specific documents

  You can refer employee questions to You@ADC. The You@ADC team will not coach employees in their decision-making process, but they will be able to provide eligibility status, deadline information and clarification regarding any questions on program materials.

      •
      Telephone: 1.952.917.1000 (Twin Cities)

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      Toll-free: 1.866.901.0707

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      E-mail: You_ADC@adc.com

What Shouldn't You Do?

        As a manager, do not tell your employees whether or not they should participate in this program, make any recommendation as to which stock options they should elect to exchange or try to elaborate on details of the program. You cannot assist your employees in their decision-making process, nor can you provide counseling or additional information beyond what is provided in the Offer to Exchange document.

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  Exhibit (a)(1)(O)